UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 2, 2005

Stellent, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-19817	41-1652566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7777 Golden Triangle Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(952) 903-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2005, the compensation committee of our board of directors adopted criteria for bonus determination under our employment agreements with Robert Olson, our President and Chief Executive Officer, Gregg Waldon, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Frank Radichel, our Executive Vice President of Research and Development, and Daniel Ryan, our Executive Vice President of Marketing and Business Development. Achievement of these executive officers' bonus potential will be determined as follows:

• 1/3 of each of these executive officer’s total bonus opportunity will be earned based on our achievement of certain non-GAAP net income targets (50% of this total opportunity is based on our achievement of our quarterly non-GAAP net income targets and 50% of this total opportunity is based on our achievement of our annual non-GAAP net income targets);
• 1/3 of each of these executive officer’s total bonus opportunity will be earned based on our achievement of certain total revenue targets (50% of this total opportunity is based on our achievement of our quarterly total revenue targets and 50% of this total opportunity is based on our achievement of our annual total revenue targets); and
• 1/3 of each of these executive officer’s total bonus opportunity will be earned based on our achievement of certain revenue targets for the sale of our Universal Content Management products (50% of this total opportunity is based on our achievement of our quarterly revenue targets for the sale of our Universal Content Management products and 50% of this total opportunity is based on our achievement of our annual revenue targets for the sale of our Universal Content Management products).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stellent, Inc.

August 3, 2005	By:	Gregg A. Waldon

Name: Gregg A. Waldon
Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer